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                                                                     Exhibit 3.9

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       ANCHOR GLASS CONTAINER CORPORATION

                  The undersigned, hereby certifies that the Certificate of Incorporation of Anchor Glass Container Corporation (the "Corporation"), originally filed in Delaware on January 3, 1997, and as subsequently amended, is hereby amended as follows:

                  1. ARTICLE IV, Section 4.3(a) is amended and restated in its entirety to read as follows:

                  (a) During the Initial Period, the Corporation shall have three (3) classes of Common Stock, 19,000,000 shares of which are hereby designated as Class A Common Stock ("Class A Common Stock"), 28,000,000 shares of which are hereby designated as Class B Common Stock ("Class B Common Stock"), and 3,000,000 shares of which are hereby designated as Class C Common Stock ("Class C Common Stock"). The rights of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall be identical in all respects, except that during the Initial Period (as defined in Section 7.2 hereof), (i) the Holders of Class A Common Stock shall have the right to elect four (4) directors and the Holders of Class B Common Stock shall have the right to elect seven (7) directors, as more fully set forth in Section 7.2 of this Certificate of Incorporation, and (ii) the Class C Common Stock shall have no voting rights. At the end of the Initial Period, (a)(i) the Class A Common Stock (whether or not outstanding), (ii) the Class B Common Stock (whether or not outstanding) and
(iii) the Class C Common Stock (whether or not outstanding) shall automatically be converted into shares of Common Stock, without any designation as to class,
(b) Common Stock (without designation) shall be the only Common Stock outstanding, (c) the number of authorized shares of Common Stock shall be 50,000,000, (d) such Common Stock shall have full voting rights (including for the election of all directors, other than directors elected pursuant to Section
7.3 hereof) and (e) no shares of Class A Common Stock, Class B Common Stock or Class C Common Stock shall thereafter be issued; all shares of Common Stock issued after the Initial Period shall be issued without a class designation.

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                  2. ARTICLE VII, Section 7.2(a) is amended and restated in its entirety to read as follows:

                  (a) For the period beginning on February 5, 1997 and ending on February 5, 2000 (the "Initial Period"), the number of directors of the Corporation ("Initial Directors") shall be eleven (11); provided, however, that any vacancies occurring on the Board for any reason, including without limitation, failure of the Class A Common Stock or the Class B Common Stock to elect all of the directors which each such class is entitled to elect, or failure of the Class A Common Stock or the Class B Common Stock to fill any vacancy, however occurring, shall not affect the validity of any action taken by the Board of Directors. During the Initial Period, the following shall apply:

         (i) The holder or holders of the Class A Common Stock, including Class A Common Stock received upon the conversion of Preferred Stock held by any Class A Stockholder (the "Class A Shares"), by the affirmative vote of a majority of Class A Shares present at a duly organized meeting of the stockholders, shall have the right (i) to elect four (4) Initial Directors ("Class A Directors"), (ii) to remove any Class A Director from office, with or without cause, and (iii) to fill any vacancy on the Board of Directors occurring with respect to a Class A Director; provided, however, that notwithstanding the foregoing, all nominees for Class A Directors, including persons nominated to fill vacancies, must be approved by the affirmative vote of a majority of the Class B Stockholders or by the Chairman of the Corporation, such approval not to be unreasonably withheld.

         (ii) The holder or holders of the Class B Common Stock, including Class B Common Stock received upon the conversion of Preferred Stock held by Class B Stockholders ("Class B Shares"), by the affirmative vote of a majority of the Class B Shares present at a duly organized meeting of the stockholders, shall have the right (i) to elect seven (7) Initial Directors ("Class B Directors"), (ii) to remove any Class B Director from office, with or without cause, and (iii) to fill any vacancy on the Board of Directors occurring with respect to a Class B Director.

         (iii) No Class A Director may be removed from office during the Initial Period, except by the affirmative vote of a majority of Class A Shares present at a duly organized meeting of the stockholders. No Class B Director may be removed from office during the Initial Period, except by the affirmative vote of a majority of Class B Shares present at a duly organized meeting of the stockholders.


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         (iv)     Any action taken pursuant to this Section 7.2(a), may be taken without a meeting, without prior notice and without a vote, only if a consent in writing setting forth the action so taken shall be signed by all of the holders of the Class A Shares and/or the Class B Shares, as applicable. No action may be taken by the holders of the Class A Shares and/or the Class B Shares, as applicable, by less than unanimous written consent, and any action so taken shall be invalid.

         (v) Any vacancy on the Board of Directors occurring with respect to a Class A Director may, subject to the proviso in clause
                  (i) of this Section 7.2(a), be filled, until the next election of Class A Directors by the holders of Class A Shares, by action of a majority of the Class A Directors then in office. Any vacancy on the Board of Directors occurring with respect to a Class B Director may be filled, until the next election of Class B Directors by the holders of Class B Shares, by action of a majority of the Class B Directors then in office.

                  3. The foregoing amendments were duly adopted by the directors and stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law, as amended.

                  4. The provisions of the Certificate of Incorporation, not amended herein, remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation of Anchor Glass Container Corporation, this 10th day of June, 1998.

                                                /s/ C. Kent May
                                                Name Printed:  C. Kent May
                                                Title:   Senior Vice President


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